Exhibit 99.1

Par Pacific Announces New Intermediation Financing Agreement and Confirms Increase in ABL Commitments to up to $1.4 billion

HOUSTON, June 5, 2024 -- Par Pacific Holdings, Inc. (NYSE: PARR) (“Par Pacific”) today announced a new, crude-only intermediation financing agreement (the “Intermediation Agreement”) between its subsidiary Par Hawaii Refining, LLC (“Par Hawaii”) and Citigroup Energy Inc. (“Citi”). Pursuant to the Intermediation Agreement, Citi will purchase and deliver crude oil to Par Hawaii for use at its refinery located in Kapolei, Hawaii. Par Pacific also announced the termination of the Second Amended and Restated Supply and Offtake Agreement between J. Aron & Company LLC and Par Hawaii.

Additionally, Par Pacific confirmed the previously announced increase in lender commitments under its existing asset-based revolving credit facility (“ABL”) to up to $1.4 billion. The increase is primarily based on the addition of certain collateral assets in Hawaii, including refined product inventory and accounts receivable.

The new Intermediation Agreement, the termination of Par Pacific’s previous intermediation financing facility, and the increase in lender commitments and addition of certain collateral assets to the borrowing base of the ABL each became effective on May 31, 2024.

About Par Pacific

Par Pacific Holdings, Inc. (NYSE: PARR), headquartered in Houston, Texas, is a growing energy company providing both renewable and conventional fuels to the western United States. Par Pacific owns and operates 219,000 bpd of combined refining capacity across four locations in Hawaii, the Pacific Northwest and the Rockies, and an extensive energy infrastructure network, including 13 million barrels of storage, and marine, rail, rack, and pipeline assets. In addition, Par Pacific operates the Hele retail brand in Hawaii and the “nomnom” convenience store chain in the Pacific Northwest. Par Pacific also owns 46% of Laramie Energy, LLC, a natural gas production company with operations and assets concentrated in Western Colorado. More information is available at www.parpacific.com.

For more information contact:
Ashimi Patel
VP, Investor Relations and Sustainability
(832) 916-3355
apatel@parpacific.com